Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, contact:
SEPTEMBER 8, 2009	Susan J. Lewis, 303-804-0494
slewis@qsii.com

QUALITY SYSTEMS, INC. ENGAGES NEW AUDITOR,
PRICEWATERHOUSECOOPERS LLP

IRVINE, Calif.  … September 8, 2009 … On September 4, 2009, Quality Systems, Inc. (NASDAQ: QSII) engaged PricewaterhouseCoopers LLP as its independent registered public accounting firm.

This engagement resulted from the resignation of Grant Thornton LLP, the Company’s former independent registered public accounting firm, on September 4, 2009, to pursue a business opportunity for itself which, if consummated, would impair Grant Thornton’s independence under applicable regulations.  The opportunity involves Grant Thornton becoming a material customer of a company majority owned and controlled by Sheldon Razin, the Company’s Chairman.

The audit reports of Grant Thornton on the Company’s consolidated financial statements and consolidated financial statement schedules as of and for the years ended March 31, 2009 and 2008 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended March 31, 2009 and 2008 and the subsequent interim period through September 4, 2009, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreements, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its opinion.

During the years ended March 31, 2009 and 2008 and the subsequent interim period through September 4, 2009, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933, as amended.

About Quality Systems, Inc.

Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare Information Systems subsidiary develop and market computer-based practice management, patient records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices. Visit www.qsii.com and www.nextgen.com for additional information.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS
This news release may contain forward-looking statements within the meaning of the federal securities laws. Statements regarding future events, developments, the Company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws and involve a number of risks and uncertainties.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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